Exhibit No. 1
Form 10-QSB
GTM Holdings, Inc.
File No. 62-1407521


                    CERTIFICATE OF AMENDMENT
                             OF THE
                  CERTIFICATE OF INCORPORATION
                               OF
                 TRIAD WARRANTY CORPORATION, INC

Triad Warranty Corporation, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Nevada, DOES HEREBY CERTIFY:

     1. That the Certificate of Incorporation is amended by striking out the whole of Article FIRST thereof as it now exists and inserting in lieu and instead thereof, a new Article FIRST reading in its entirely as follows:

          "FIRST. The name of the corporation is "GTM HOLDINGS, INC."

     2. This amendment was approved by the written consent of a majority of shareholders pursuant to the Nevada revised statues
78.320 which provides that any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice, if a written consent setting
forth the actions   taken shall be signed by the holders of
outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted.

     3. 2,000,000 shares of the 2,264,886 shares issued and outstanding approved this amendment.

               Dated effective as of May 22, 2000.


Triad Corporation, Inc

               By: /s/ Kip Eardley, President

STATE OF UTAH
CITY AND COUNTY OF SALT LAKE CITY

     Before me, a Notary Public of Utah, on the 25th day of May, 2000, personally appeared Kip Eardley, to me known to be the person who signed the foregoing Certificate of Incorporation, who, being by me first duly sworn, acknowledged that he signed, sealed and delivered the same as his voluntary act and deed for the uses and purposes therein expressed, and that the facts herein are true.


/s/ Notary Public

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